Exhibit 99.1
Item 6. SELECTED FINANCIAL DATA
The statement of operations and balance sheet data shown below were derived from our consolidated financial statements. Our consolidated financial statements as of October 31, 2009 and 2008 and for each of the three years in the period ended October 31, 2009, included herein, have been audited by Deloitte & Touche LLP, our independent registered public accounting firm. You should read this selected financial data together with our consolidated financial statements and related notes, as well as the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Amounts in thousands, except ratios	Year Ended October 31,
and per share data	2009(1)(2)(6)	2008(1)(2)(6)	2007(1)(2)	2006(1)(2)	2005(2)
Statements of Operations Data
Revenues, net	$1,977,526	$2,264,636	$2,047,072	$1,722,150	$1,562,417
(Loss) income before provision for income taxes	(3,622)	99,261	151,159	122,862	143,305
(Loss) income from continuing operations attributable to Quiksilver, Inc.	(73,215)	65,544	116,727	89,376	96,155
(Loss) income from discontinued operations attributable to Quiksilver, Inc.	(118,827)	(291,809)	(237,846)	3,640	10,965
Net (loss) income attributable to Quiksilver, Inc.	(192,042)	(226,265)	(121,119)	93,016	107,120
(Loss) income per share from continuing operations attributable to Quiksilver, Inc. (3)	(0.58)	0.52	0.94	0.73	0.81
(Loss) income per share from discontinued operations attributable to Quiksilver, Inc. (3)	(0.94)	(2.32)	(1.92)	0.03	0.09
Net (loss) income per share attributable to Quiksilver, Inc. (3)	(1.51)	(1.80)	(0.98)	0.76	0.90
(Loss) income per share from continuing operations attributable to Quiksilver, Inc., assuming dilution (3)	(0.58)	0.51	0.90	0.70	0.77
(Loss) income per share from discontinued operations attributable to Quiksilver, Inc., assuming dilution (3)	(0.94)	(2.25)	(1.83)	0.03	0.09
Net (loss) income per share, attributable to Quiksilver, Inc., assuming dilution (3)	(1.51)	(1.75)	(0.93)	0.73	0.86
Weighted average common shares outstanding (3)	127,042	125,975	123,770	122,074	118,920
Weighted average common shares outstanding, assuming dilution (3)	127,042	129,485	129,706	127,744	124,335

Balance Sheet Data
Total assets	$1,852,608	$2,170,265	$2,662,064	$2,447,378	$2,158,601
Working capital	561,697	631,315	631,857	598,714	458,857
Lines of credit	32,592	238,317	124,634	61,106	35,158
Long-term debt	1,006,661	822,001	732,812	598,434	536,436
Quiksilver, Inc. stockholders’ equity	456,595	599,966	886,613	881,127	732,882

Other Data
Adjusted EBITDA(4)	$131,532	$278,945	$260,786	$221,687	$194,331
Current ratio	2.3	1.9	1.7	1.8	1.7
Return on average stockholders’ equity(5)	(13.9)%	8.8%	13.2%	11.1%	14.6%

(1)	Fiscal 2009, 2008, 2007 and 2006 include stock compensation expense related to the adoption of ASC 718, “Stock Compensation.” See footnote (4) to the table below.

(2)	Fiscal 2009, 2008, 2007, 2006 and 2005 reflect the operations of Rossignol and Cleveland Golf, which were acquired in 2005, as discontinued operations. See note 18 of our consolidated financial statements.

(3)	Per share amounts and shares outstanding have been adjusted to reflect a two-for-one stock split effected on May 11, 2005.

(4)	Adjusted EBITDA is defined as income or loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA, along with GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our results of operations. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments. The following is a reconciliation of our (loss) income from continuing operations attributable to Quiksilver, Inc. to Adjusted EBITDA:

	Year Ended October 31,
Amounts in thousands	2009	2008	2007	2006	2005
(Loss) income from continuing operations attributable to Quiksilver, Inc.	$(73,215)	$65,544	$116,727	$89,376	$96,155
Income taxes	66,667	33,027	34,506	33,181	46,588
Interest	63,924	45,327	46,571	41,317	16,945
Depreciation and amortization	55,004	57,231	46,852	37,851	34,643
Non-cash stock-based compensation expense	8,415	12,019	16,130	19,962	—
Non-cash asset impairments	10,737	65,797	—	—	—

Adjusted EBITDA	$131,532	$278,945	$260,786	$221,687	$194,331

(5)	Computed based on (loss) income from continuing operations attributable to Quiksilver, Inc. divided by the average of beginning and ending Quiksilver, Inc. stockholders’ equity.

(6)	Fiscal 2009 includes fixed asset impairments of $10.7 million and fiscal 2008 includes goodwill and fixed asset impairments of $65.8 million.

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